Exhibit 10.1

Chain Cloud Mall System

Exclusive Operation and Use Rights Authorization Letter

We hereby authorize Chain Cloud Mall E-commerce (Tianjin) Co., Ltd, to exclusive operate and use the Chain Cloud Mall System and the authorization period of this letter is the same as the term of the EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT entered into by and between Chain Cloud Mall Network and Technology (Tianjin) Co., Ltd. and Chain Cloud Mall E-commerce (Tianjin) Co., Ltd. dated July 31, 2019. Chain Cloud Mall Network and Technology (Tianjin) Co., Ltd. has the right to unilaterally terminate this authorization at any time by providing a 30 day prior notice to Chain Cloud Mall E-commerce (Tianjin) Co., Ltd. This authorization is only for Chain Cloud Mall E-commerce (Tianjin) Co., Ltd. and Chain Cloud Mall E-commerce (Tianjin) Co., Ltd. shall not re-authorize or assign such rights to any third party.

Chain Cloud Mall Network and Technology (Tianjin) Co., Ltd.

July 31, 2019